Exhibit 3.39

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “LAUNDRY NEWCO, LLC”, FILED IN THIS OFFICE ON THE SIXTH DAY OF JUNE, A.D. 2014, AT 8:32 O’CLOCK P.M.

	Jeffrey W. Bullock, Secretary of State
5547347 8100	AUTHENTICATION:	1434525
140808801	DATE:	06-09-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

LAUNDRY NEWCO, LLC

Dated as of June 6, 2014

This certificate of formation (the “Certificate of Formation”) is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, in connection with the formation of Laundry NewCo, LLC, a Delaware limited liability company (the “Company”) under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et.seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

FIRST: The name of the limited liability company is “Laundry NewCo, LLC”.

SECOND: The Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The registered agent for service of process of the Company at such address is Corporation Service Company.

THIRD: The Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

/s/ Robert J. McGuire
Name:	Robert J. McGuire
Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 08:37 PM 06/06/2014 FILED 08:32 PM 06/06/2014 SRV 140808801 - 5547347 FILE